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                                                              Exhibit (a)(1)(E)



                         AMERICAN RETIREMENT CORPORATION
                        LETTER TO REGISTERED HOLDERS AND
                      DEPOSITORY TRUST COMPANY PARTICIPANTS
                                       TO
                               TENDER OUTSTANDING
               5 3/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2002
                                 IN EXCHANGE FOR
               5 3/4% SERIES A SENIOR SUBORDINATED NOTES DUE 2002,
                 10% SERIES B SENIOR SUBORDINATED NOTES DUE 2009
                                       AND
                        WARRANTS TO PURCHASE COMMON STOCK


THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON THURSDAY, SEPTEMBER 12, 2002, UNLESS EXTENDED (THE "EXPIRATION DATE").

DEBENTURES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE.

To Registered Holders and Depository Trust Company Participants:

         We are enclosing herewith the material listed below relating to the offer by American Retirement Corporation, a Tennessee corporation (the "Company"), to exchange its 5 3/4% Series A Senior Subordinated Notes Due September 30, 2002 ("Series A Notes"), 10% Series B Senior Subordinated Notes Due September 30, 2009 ("Series B Notes") and warrants (the "Warrants") to purchase shares of the Company's common stock, par value $.01 per share (the "Common Stock"), at an exercise price equal to $3.50 per share and with an expiration date of September 30, 2009, for its issued and outstanding 5 3/4% Convertible Subordinated Debentures Due 2002 (the "Old Convertible Debentures") upon the terms and subject to the conditions set forth in the Company's Offering Memorandum, dated August 14, 2002, and the related Letter of Transmittal (which together constitute the "Exchange Offer").

         Each holder of Old Convertible Debentures that participates in the Exchange Offer will receive, for each $1,000 principal amount of and accrued interest on Old Convertible Debentures properly tendered and not withdrawn, $839 principal amount of Series A Notes, $190 principal amount of Series B Notes and 13 Warrants, each to purchase one share of Common Stock.

         Enclosed herewith are copies of the following documents:

                  1.       Offering Memorandum, dated August 14, 2002;

                  2. Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

                  3.       Notice of Guaranteed Delivery;


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                  4.       Letter that may be sent to your clients for whose
                           accounts you hold Old Convertible Debentures in your name or in the name of your nominee; and

                  5. Letter that may be sent from your clients to you with such client's instruction with regard to the Exchange Offer.

         We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.

         The Company will accept for exchange all Old Convertible Debentures tendered up to a maximum aggregate principal amount of $126.0 million. If more than $126.0 million of the Old Convertible Debentures is submitted under the Exchange Offer, the Company will select the Old Convertible Debentures to be exchanged pro rata, disregarding fractions, according to the aggregate principal amount of Old Convertible Debentures tendered by each holder of Old Convertible Debentures. Any Old Convertible Debentures tendered but not selected shall remain outstanding upon completion of the Exchange Offer and shall be returned to the holder, or in the case of Old Convertible Debentures tendered by book entry transfer, will be credited to the holder's account at the Depository Trust Company, in either case at the sole expense of the Company.

         The enclosed Letter to Clients contains an authorization by the beneficial owners of the Old Convertible Debentures for you to make the foregoing representations.

         The Company will not pay any fee or commission to any broker or dealer or to any other person (other than customary fees paid to the Exchange Agent and Information Agent) in connection with the solicitation of tenders of Old Convertible Debentures pursuant to the Exchange Offer.

         Additional copies of the enclosed material may be obtained from D.F. King & Co., Inc., our Information Agent. Its address is 77 Water Street, New York, New York 10005 and its toll-free information number is 1-800-735-3591.


                                             Very truly yours,



                                             AMERICAN RETIREMENT CORPORATION



NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR HAVE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING MEMORANDUM OR THE LETTER OF TRANSMITTAL.